Exhibit 99.1

Upland Software Reports Third Quarter 2014 Financial Results

- Grows Revenue 57% Year-over-Year

- Completes Two Acquisitions Following Third Quarter

- Achieves $75 million Annualized Revenue Run-rate

AUSTIN, Texas — December 16, 2014 — Upland Software, Inc. (Nasdaq: UPLD), a leader in cloud-based Enterprise Work Management applications, today reported financial results for its third quarter ended September 30, 2014, and provided guidance for its fourth quarter and full year 2014.

Financial Highlights for the Third Quarter of 2014

•	Total revenue was $16.3 million, an increase of 57% from total revenue of $10.4 million in the third quarter of 2013.

•	Subscription and support revenue was $12.4 million, an increase of 60% from subscription and support revenue of $7.7 million in the third quarter of 2013.

•	GAAP net loss was $2.4 million, or ($0.80) per basic and diluted share, compared to a net loss of $1.4 million, or ($1.17) per basic and diluted share, for the third quarter of 2013.

•	Adjusted EBITDA was $546 thousand, an increase of 11% compared to $491 thousand for the third quarter of 2013. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is provided in the financial tables that accompany this release.

“We are pleased to report record revenues for the third quarter, with solid new customer wins and sizable expansion licenses with existing major accounts,” said Jack McDonald, Chairman and CEO of Upland Software. “Our two recent acquisitions in the fourth quarter, Solution Q and Mobile Commons, are great additions to our growing family of cloud-based Enterprise Work Management applications. We have a robust pipeline of strategic acquisition candidates, and with our IPO completed, we intend to aggressively pursue those opportunities.”

“During the third quarter of 2014, we executed well against key operating metrics and posted strong growth and gross margins,” said Mike Hill, CFO of Upland Software. “In addition, we maintained better than breakeven Adjusted EBITDA margins while making significant growth and public company platform investments.”

Business Highlights for the Third Quarter of 2014

Among other achievements in the third quarter of 2014, Upland:

•	Added 97 new customer relationships, including 10 new major accounts, and saw sizeable expansion licenses with existing customers;

•	Continued to gather industry recognition across the Upland product family: Upland’s web content management product received its fourth US patent for website personalization and targeting solution; Upland’s document and workflow automation application was positioned on the Gartner Magic Quadrant for Enterprise Content Management (ECM), named finalist for Stratus SaaS of the Year Award and received an enterprise-ready rating from the Skyhigh CloudTrust™ program; and three of Upland’s Enterprise Work Management applications won New Product of the Year Stevie Awards; and

•	Opened our first European data center in London, a highly secure facility to serve EMEA customers.

Recent Acquisitions

•	On November 21, 2014, Upland completed the acquisition of Solution Q, Inc. and its SaaS project and portfolio management (PPM) application, Eclipse, expanding Upland’s PPM product stack with a purpose-built application for organizations seeking an easy-to-use, turnkey solution for their project management and portfolio visibility needs.

•	On December 10, 2014, Upland completed the acquisition of Mobile Commons, expanding Upland’s digital marketing engagement stack by adding a cloud-based, mobile engagement management application for driving and managing engagement through sophisticated, two-way SMS messaging programs and campaigns.

With these two acquisitions, our annualized revenue run-rate is now approximately $75 million. For this purpose, we calculate annualized revenue run-rate by annualizing our third quarter 2014 total revenue and adding each of Solution Q‘s and Mobile Common’s annualized third quarter 2014 total revenue.

Business Outlook

For the quarter ending December 31, 2014, Upland expects its total revenue to be in the range of $16.3 million to $16.8 million, or growth of 36% at the mid-point over the quarter ended December 31, 2013. Adjusted EBITDA is expected to be in the range of negative ($0.2) million to positive $0.2 million for the same period. For the full year ending December 31, 2014, Upland expects its total revenue to be in the range of $64.4 million to $64.9 million, or growth of 57% at the mid-point over the full year ended December 31, 2013. Adjusted EBITDA is expected to be in the range of $3.0 million to $3.4 million, or Adjusted EBITDA of 5% at the mid-point for the same period.

Conference Call Details

Upland’s executive team will host a live conference call and webcast at 5:00 p.m. Eastern Time today to review Upland’s financial results and outlook for the business. The conference call may be accessed within North America by dialing 1.888.684.7501 and outside of North America by dialing 1.925.418.7884, referencing conference code 43313703. The conference call will be simultaneously webcast on Upland’s investor relations website, which can be accessed at investor.uplandsoftware.com. This webcast will contain forward-looking statements and other material information regarding Upland’s financial and operating results. Following completion of the live call, a recorded replay of the webcast will be available on Upland’s website at investor.uplandsoftware.com. A replay of the conference call will be available as of 8:30 p.m. Eastern Time on December 16, 2014 through 11:59 p.m. Eastern Time on December 30, 2014 at investor.uplandsoftware.com.

About Upland Software

Upland (Nasdaq: UPLD) is a leading provider of cloud-based Enterprise Work Management software. Our family of applications connects people through technology, automates the flow of work and brings visibility to all aspects of the organization. With more than 1,200 enterprise customers around the globe, and over 200,000 users, Upland helps teams in IT, marketing, finance, professional services and process excellence run their operations smoothly, adapt to change quickly and achieve better results every day. To learn more, visit www.uplandsoftware.com.

Non-GAAP Financial Measures

To provide investors with additional information regarding Upland’s financial results, Upland has disclosed in the table below and elsewhere in this press release Adjusted EBITDA, a non-GAAP financial measure. Upland provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Upland defines Adjusted EBITDA as net loss, calculated in accordance with GAAP, plus discontinued operations, depreciation and amortization expense, interest expense, net, other expense (income), net, provision for income taxes, stock-based compensation expense, and acquisition-related expenses.

Upland discloses Adjusted EBITDA because it is a key measure used by management, investors and others to understand and evaluate our financial and operating performance, establish our annual operating budgets and operational goals and to assess the effectiveness of our business strategies. Upland believes it also provides more consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our operations and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. However, Adjusted EBITDA has limitations as an analytical tool, and Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA together with other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

Upland’s earnings press releases containing such non-GAAP reconciliations can be found on the Investors section of Upland’s web site at investor.uplandsoftware.com.

Forward-looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Accordingly, you should not place undue reliance on these forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements include information concerning our financial performance and our ability to achieve or sustain profitability or predict financial results; our ability to attract and retain customers; our ability to deliver high-quality customer service; the growth of demand for enterprise work management applications; our ability to effectively manage our growth; our ability to consummate and integrate acquisitions; maintaining our senior management and key personnel; our ability to maintain and expand our direct sales organization; our ability to changing market conditions and competition; our ability to successfully enter new markets and manage our international expansion; the operation of and reliability of our third-party data centers; and other risks and potential risk factors that could affect Upland’s business and financial results identified in Upland’s filings with the Securities and Exchange Commission (the “SEC”), including its prospectus filed with the SEC pursuant to Rule 424(b)(4) on November 6, 2014. All such statements speak only as of the date made. Additional information will also be set forth in Upland’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that Upland makes with the SEC. Upland does not intend or undertake any duty to release publicly any updates or revisions to any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Upland Software, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Subscription and support	$12,368	$7,731	$35,910	$21,913
Perpetual license	850	647	1,947	1,135

Total product revenue	13,218	8,378	37,857	23,048

Professional services	3,057	2,014	10,242	6,011

Total revenue	16,275	10,392	48,099	29,059

Cost of revenue:
Subscription and support	3,488	2,087	10,092	5,358
Professional Services	2,305	1,400	7,042	4,255

Total cost of revenue	5,793	3,487	17,134	9,613

Gross profit	10,482	6,905	30,965	19,446

Operating expenses:
Sales & marketing	3,767	2,726	10,918	7,129
Research and development	3,793	2,730	22,186	7,136
Refundable Canadian tax credits	(138)	(144)	(412)	(440)
General and administrative	3,555	1,662	9,231	4,582
Depreciation and amortization	1,067	688	3,188	2,935
Acquisition-related expenses	108	22	629	550

Total operating expenses	12,152	7,684	45,740	21,892
Loss from operations	(1,670)	(779)	(14,775)	(2,446)
Other Expense:
Interest expense, net	(397)	(434)	(1,231)	(981)
Other income (expense), net	60	49	(308)	122

Total other expense	(337)	(385)	(1,539)	(859)

Loss before provision for income taxes	(2,007)	(1,164)	(16,314)	(3,305)
Provision for income taxes	(438)	(69)	(1,128)	(202)

Loss from continuing operations	(2,445)	(1,233)	(17,442)	(3,507)
Loss from discontinued operations	—	(195)	—	(511)

Net loss	(2,445)	(1,428)	(17,442)	(4,018)

Preferred stock dividends and accretion	(445)	(11)	(1,320)	(33)

Net loss attributable to common shareholders	(2,890)	(1,439)	(18,762)	(4,051)

Net loss per common share:
Loss from continuing operations per common share, basic and diluted	$(0.80)	$(1.01)	$(5.60)	$(3.16)
Loss from discontinued operations per common share, basic and diluted	$—	$(0.16)	$—	$(0.46)
Net loss per common share, basic and diluted	$(0.80)	$(1.17)	$(5.60)	$(3.62)
Weighted-average common shares outstanding, basic and diluted	3,610,459	1,232,626	3,350,786	1,118,813

Upland Software, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Assets
Current assets:
Cash	$3,190	$4,703
Accounts receivable, net of allowance	14,493	11,026
Prepaid and other	5,875	2,562

Total current assets	23,558	18,291
Canadian tax credits receivable	3,193	3,583
Property and equipment, net	3,874	3,942
Intangible assets, net	30,631	34,747
Goodwill	33,137	33,630
Other assets	592	654

Total assets	$94,985	$94,847

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,814	$1,280
Accrued expenses and other	7,694	5,379
Deferred revenue	20,169	16,620
Due to seller	834	1,033
Current maturities of notes payable	13,603	5,245

Total current liabilities	$47,114	$29,557
Commitments and contingencies:
Canadian tax credit liability to sellers	1,957	2,595
Notes payable, less current maturities	14,013	23,438
Deferred tax liability	2,578	3,084
Deferred revenue	129	416
Other long term liabilities	1,907	1,101

Total liabilities	67,698	60,191
Redeemable convertible preferred stock	52,059	50,538
Stockholders’ deficit	(24,772)	(15,882)

Total liabilities and stockholders’ deficit	$94,985	$94,847

Upland Software, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net loss	$(17,442)	$(4,018)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation & Amortization	5,463	4,351
Deferred Income Taxes	52	(747)
Non-cash interest and other expense	519	138
Non-cash stock compensation expense	617	374
Stock-based compensation – related party vendor	11,220	—
Changes in operating assets and liabilities, net of purchase:
Accounts receivable	(3,487)	3,090
Prepaids and other	(3,643)	(1,280)
Accounts payable	3,545	(490)
Accrued expenses and other liabilities	250	482
Deferred revenue	3,574	(2,065)

Net cash provided by (used in) operating activities	668	(165)
Investing activities:
Purchases of property and equipment	(544)	(117)
Purchase business combinations, net of cash acquired	—	(10,344)
Cash included in distribution of spin-off	—	—

Net cash used in investing activities	(544)	(10,461)
Financing activities:
Payments on capital leases	(384)	(247)
Proceeds from notes payable	2,700	26,338
Payments on notes payable	(3,753)	(16,546)
Issuance of Series C redeemable preferred stock, net of issuance costs	(97)	—

Net cash provided by (used in) financing activities	(1,534)	9,545
Effect of exchange rate fluctuations on cash	(103)	(174)

Net change in cash and cash equivalents	(1,513)	(1,255)
Cash and cash equivalents, beginning of period	4,703	3,892

Cash and cash equivalents, end of period	$3,190	$2,637

Supplemental disclosures of cash flow information
Cash paid for interest	$1,035	$838
Cash paid for taxes	$34	$2
Noncash investing and financing activities
Notes payable issue to sellers in business combinations	$—	$3,500

Upland Software, Inc.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation of Net loss to Adjusted EBITDA:
Net Loss	$(2,445)	$(1,428)	$(17,442)	$(4,018)
Net loss from discontinued operations	—	195	—	511
Depreciation and amortization expense	1,858	1,123	5,463	4,087
Interest expense, net	397	434	1,231	981
Other expense (income), net	(60)	(49)	308	(122)
Provision for income taxes	438	69	1,128	202
Stock-based compensation expense	250	125	617	374
Acquisition-related expenses	108	22	629	550
Stock-based compensation expense — related party vendor	—	—	11,220	—

Adjusted EBITDA	$546	$491	$3,154	$2,565

Total Revenue	$16,275	$10,392	$48,099	$29,059
Adjusted EBITDA margin	3.4%	4.7%	6.6%	8.8%

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Contact:

Investor Relations Contact:

Mike Hill (512) 960-1031

Investor-Relations@uplandsoftware.com

Media Contact:

Karoline McLaughlin (512) 960-1028

kmclaughlin@uplandsoftware.com